Exhibit 99.1

     Since we first found out about the Firestone tire problem, we have been guided by three principles. First, we are doing whatever it takes to guarantee our customers' safety. We're committed not only to their physical safety but also to making sure they feel secure when driving a vehicle on tires that are safe. Second, we are working hard to find and replace bad tires with new good tires. That includes making sure that we understand the scope of the problem and make every effort to find out what the root cause of the problem is. Third, we will continue to be open about any data, statistics and information that we have as soon as we know we have a problem.

     One of the most difficult things in dealing with this type of problem is that we don't know all the facts, and it takes some time to gather and analyze all the information. And we want to be very careful not to say anything that is not supported by the facts or say something based on poor information that turns out to be incorrect later.

     Because I don't want there to be any question about our objective to make everything we know and what actions we're taking public, I have decided to personally testify at the congressional hearings next week. When it appeared this was purely a technical matter, I was comfortable letting our technical experts testify. It's clear some people want to broaden this tire problem into a larger issue, so I want to testify personally.

     Now, let's talk about where we are in the tire recall process. First, this is a tire and not a vehicle issue.
     We have a half-million vehicles with tires from other manufacturers, and they haven't experienced these problems. We believe that we know which tires are the problem. We have made a detailed analysis of the Firestone data (which is the only comprehensive data covering this matter), and we have made our analysis available to our customers, to the public, to Firestone, to the media and to NHTSA.

     What we don't know is why the tires fail. We are working on that and so is Firestone. But it is important to note that once we found out which tires were bad and which were good, we took action. We did not wait to find the cause of the problem before taking action.

     Thus far, we have replaced about 1.5 million tires -- about
     22 percent of the total population of affected tires -- and we are working with other tire manufacturers to speed up the availability and replacement timing.

     There have been several other stories in the press that I would like to address.

     On Venezuela: Three and a half months ago, we asked Firestone to replace tires in Venezuela. When they didn't act, we did. We are replacing all the Firestone tires on Ford Explorers and certain light trucks. Today we understand that a Venezuelan government official is asking Firestone to formally recall those suspect tires on Ford and other manufacturers' vehicles. We agree with that action.

     It's been reported that this official has accused Ford Venezuela of lying. We did not lie to the Venezuelan government. Where there is confusion, we will continue to meet with the government to clear up any misunderstandings.

     On Saudi Arabia: This problem first began to appear in Saudi Arabia. About a year ago, we asked Firestone to replace the tires on about 7,000 of our products. They wouldn't act, so we did. We replaced the tires.

     The bottom line is that through all this, we didn't hide anything, and we actively looked to see if there was evidence of the same problem in the U.S. In every case, we were ahead of Firestone and ahead of government action.

     On Florida: It's been reported that a representative of the Florida Attorney General's office will seek information about the tire issue from us and Firestone. My only response is that as soon as we receive the request, we will give them all the information we have.

     Prior to next week's hearings, we will make available to the public and to the Congressional committee the documents that will detail what we knew, when we knew it and what we did about it.

     I want you to know that I am sorry that these defective tires are on our vehicles, and I am depressed by the resultant anxiety, injuries and deaths. Our mission remains to replace bad tires with good tires as quickly as possible.
     It's as simple and as complex as that.

     There has been another, unrelated item in the news concerning a California class action lawsuit relating to an ignition component called a Thick Film Ignition module. The issue in the case is whether some of our vehicles from 1983 to 1995 should have had the ignition component mounted in another location on the engine. All government data -- 18 years' worth -- prove that our vehicles are as safe or safer than other vehicles, and NHTSA investigations of this matter found no safety defect.

     The judge in California criticized us for responses made to NHTSA 13 years ago. It's true that we and NHTSA disagreed about what was being asked for back then, but we have since worked out our differences with NHTSA. We strive to be open and honest with federal regulators. From a legal standpoint, the judge has issued the ruling on a preliminary basis, and we will appeal, and we expect to prevail.